Exhibit 99.1

PRESS RELEASE FIDELITY D&D BANCORP, INC. DATE: January 9, 2004

Contact:	Michael F. Marranca
Chariman of the Board and President
570-346-4156

FIDELITY D & D BANCORP, INC. ANNOUNCES EXECUTIVE'S RESIGNATION

Dunmore, PA – Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of the Fidelity Deposit and Discount Bank, announced today that it has accepted the resignation of Joseph J. Earyes, Executive Vice President and Chief Executive Officer of the Company and Chief Executive Officer and President of the Bank effective January 2, 2004.

According to Michael F. Marranca, Chairman of the Board and President of the Company, daily operations are handled by the Bank's Executive Management team along with major business decisions handled by our local Board of Directors.

The Fidelity Deposit and Discount Bank has twelve community banking offices and twenty-two ATM locations in Lackawanna and Luzerne Counties.

For more information about the Company, visit our web site at www.the-fidelity.com .

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.